Exhibit 99.1

ASTROTECH REPORTS SECOND QUARTER OF

FISCAL YEAR 2022 FINANCIAL RESULTS

Austin, Texas – February 11, 2022 – Astrotech Corporation (Nasdaq: ASTC) (the “Company” or “Astrotech”) reported its financial results for the second quarter of fiscal year 2022, which ended December 31, 2021.

Astrotech had its best quarter since sales of 1st Detect’s TRACER 1000™ began, with revenue related to the TRACER 1000 up 332% compared to the same period one year ago. After garnering initial traction in the cargo security market due to the TRACER 1000’s near-zero false alarm rate, in the second quarter, 1st Detect completed a major milestone by fulfilling its first purchase order for airport security checkpoint and passenger screening. The TRACER 1000 is now deployed in 13 countries worldwide.

AgLAB has reached an important milestone with the completion of its cannabis field trials for the AgLAB-1000-D2™ mass spectrometer. The field trials successfully demonstrated that the AgLAB-1000-D2 can be used in the distillation process to significantly boost the potency and weight yields of THC and CBD oil manufacturing. This is a significant accomplishment as it fulfills our long-term vision to start a family of “process control” instruments, methods, and solutions.

BreathTech has completed the agreements required to begin the COVID-19 pre-clinical breath trials with Cleveland Clinic. We have also completed the development of the BreathTest-1000™ mass spectrometer, including the development of the InBreath-1000™ prototype sample collection system needed to safely transfer the infected patient breath to the mass spectrometer for testing. Progress was delayed due to COVID-related materials shortages and shipping delays, but we are optimistic that we will be able to begin and complete the human trials within the first half of this year. In preparation for the trials, we announced on February 2, 2022 that Dr. Karim Sirgi, MD, MBA and FCAP has joined BreathTech Corporation as its Chief Science Officer. Dr. Sirgi will help lead our research and development and regulatory efforts as BreathTech looks to commercialize the BreathTest-1000.

Finally, in November 2021, Astrotech announced its plans to actively pursue strategic and accretive acquisition opportunities with the appointment of its board member, Tom Wilkinson, to Lead Independent Director. Mr. Wilkinson will identify ideal acquisition candidates for Astrotech that will complement or improve the Company’s core technology, accelerate revenue growth, and/or reduce time to market, while being accretive to earnings and therefore shareholder value.

“This is an exciting period for Astrotech as we are transitioning our mass spectrometer technology from government to commercial applications. The first commercial market we have entered is the hemp and cannabis distillation market with our AgLAB-1000-D2 solution. The AgLAB-1000-D2 will be used in high throughput biomass-to-oil applications designed to substantially increase THC and CBD yields, which we believe will have a directly proportional impact on customer revenues. The BreathTest-1000, which has been designed to rapidly screen for COVID-19 or related indicators within 60 seconds, is also soon to follow. Even with 15-minute tests available in the market, we believe they are still too slow for many real-world applications, including commercial facilities, airlines, hospitals, military ships and aircrafts, cruise liners, schools, and many more. Like many companies, we have had some supply chain challenges, but our clinical trials at Cleveland Clinic are soon to begin. To lead this complex effort, we have assembled a great team to be overseen by our Chief Science Officer, Dr. Karim Sirgi, a highly regarded pathologist and program manager. Dr. Sirgi will be working closely with Dr. Raed Dweik, the Chairman of the Respiratory Institute at Cleveland Clinic, and his team throughout the trials. We are also thrilled to see 1st Detect winning passenger checkpoint opportunities. We expect this to lead to more sales in the security sector as our markets continue to expand. Finally, we are excited about completing our move from our Houston facility to our new Austin facility while also completing our transition from in-house manufacturing to contract manufacturing with Sanmina Corporation. As we open new markets, we are now well positioned with scalable manufacturing,” stated Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech.

Second Quarter Fiscal Year 2022 Highlights

Management continues efforts to accelerate growth and optimize resources.

•	Astrotech’s balance sheet remains strong with $57 million in cash and liquid investments which is anticipated to support our expected organic growth and acquisition opportunities.
•	For the second quarter, revenue for the TRACER 1000 is up 332% compared to the same period one year ago, and 177% year-to-date compared to fiscal year 2021.
•	We delivered our first TRACER-1000 units to be deployed at an airport security checkpoint.
•	The AgLAB-1000-D2 has completed its cannabis oil processing field trials with excellent results.
•	The BreathTest-1000 pre-clinical trials are being held at Cleveland Clinic and they will soon be underway with an experienced team assembled to lead the effort.
•	The transition to contract manufacturing by Sanmina is now complete.

About Astrotech Corporation

Astrotech (NASDAQ: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB is developing chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to provide early detection of lung diseases. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

About the AgLAB-1000™ and the BreathTest-1000™

This press release contains information about our new products under development, AgLAB-1000 and BreathTest-1000. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. In addition, FDA approval will be required to market

BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for BreathTest-1000 will be granted on a timely basis or at all.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the severity and duration of the COVID-19 pandemic and its impact on the U.S. and worldwide economy, the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services, and whether we are successful in identifying, completing, and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Revenue	$561	$130	$748	$270
Cost of revenue	441	128	616	241
Gross profit	120	2	132	29
Operating expenses:
Selling, general and administrative	1,728	803	3,154	1,729
Research and development	652	758	1,291	1,367
Disposal of corporate lease	—	—	—	544
Total operating expenses	2,380	1,561	4,445	3,640
Loss from operations	(2,260)	(1,559)	(4,313)	(3,611)
Other income and (expense), net	80	(63)	104	(122)
Loss from operations before income taxes	(2,180)	(1,622)	(4,209)	(3,733)
Income tax benefit	—	—	—	—
Net loss	$(2,180)	$(1,622)	$(4,209)	$(3,733)
Weighted average common shares outstanding:
Basic and diluted	47,482	15,864	47,455	11,769
Basic and diluted net loss per common share:
Net loss	$(0.05)	$(0.10)	$(0.09)	$(0.32)
Other comprehensive loss, net of tax:
Net loss	$(2,180)	$(1,622)	$(4,209)	$(3,733)
Available-for-sale securities:
Net unrealized loss	(197)	—	(245)	—
Total comprehensive loss	$(2,377)	$(1,622)	$(4,454)	$(3,733)

ASTROTECH CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2021	June 30, 2021
	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$30,170	$35,936
Short-term investments	27,106	27,351
Accounts receivable	92	5
Inventory, net:
Raw materials	1,135	1,056
Work-in-process	2	147
Finished goods	277	297
Prepaid expenses and other current assets	516	318
Total current assets	59,298	65,110
Property and equipment, net	870	263
Operating leases, right-of-use assets, net	206	249
Other assets	11	11
Total assets	$60,385	$65,633
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	90	396
Payroll related accruals	741	344
Accrued expenses and other liabilities	853	888
Income tax payable	2	2
Term note payable - related party	500	2,500
Lease liabilities, current	227	81
Total current liabilities	2,413	4,211
Lease liabilities, net of current portion	421	215
Total liabilities	2,834	4,426
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series D issued and outstanding at December 31, 2021 and June 30, 2021	—	—
Common stock, $0.001 par value, 250,000,000 and 50,000,000 shares authorized at December 31, 2021 and June 30, 2021, respectively; 49,514,467 and 49,450,558 shares issued and outstanding at December 31, 2021 and June 30, 2021, respectively	190,641	190,641
Additional paid-in capital	78,769	77,971
Accumulated deficit	(211,591)	(207,382)
Accumulated other comprehensive loss	(268)	(23)
Total stockholders’ equity	57,551	61,207
Total liabilities and stockholders’ equity	$60,385	$65,633

Note: The balance sheet at June 30, 2021 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.